Exhibit 23.6
Consent of Independent Auditor

We consent to the inclusion in this Registration Statement on Form S-1 and the related prospectus of our report dated April 26, 2017 relating to the financial statements of NeoSystems, Corp. as of and for the years ended December 31, 2016 and 2015. We also consent to the reference to our firm under the captions “Experts” in such Registration Statement.

/s/ RSM US LLP
McLean, Virginia
November 28, 2017